Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-172055 on Form S-3 of our reports dated March 15, 2010 (December 22, 2010 as to the effects of the change in the composition of reportable segments described in Note 5) relating to the financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in accounting for noncontrolling interests in 2007 and 2008 and the change in reportable segments in 2008 and 2009) appearing in the Company’s Form 8-K filed on December 22, 2010, and financial statement schedule of Michael Baker Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2009, appearing in the Annual Report in Form 10-K of the Company for the year ended December 31, 2009 and to the reference to us under the heading “Experts” appearing in the prospectus which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Pittsburgh, PA
March 2, 2011